                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                Year Ended December 31,
                                                                -----------------------
                                                                     1998       1997
                                                                 ----------  ----------
Weighted average Crescent common shares outstanding during
 the year                                                         1,665,957   1,407,076
Common shares issuable in connection with assumed exercise of
 options under the treasury stock method                             53,691      37,354
                                                                 ----------  ----------
TOTAL                                                             1,719,648   1,444,430
                                                                 ==========  ==========

Net Income                                                       $3,301,594  $1,219,277
                                                                 ==========  ==========
Per Share amount - Primary/Basic                                 $     1.98  $     0.87

Per Share amount - Diluted                                       $     1.92  $     0.84